EXHIBIT NO. 99.(a) 28

MFS VARIABLE INSURANCE TRUST II

CERTIFICATION OF AMENDMENT

TO THE DECLARATION OF TRUST

Pursuant to Section 9.3 of the Amended and Restated Declaration of Trust dated August 12, 2003, as amended (the “Declaration”), of MFS Variable Insurance Trust II, a business trust organized under the laws of The Commonwealth of Massachusetts (the “Trust”), the undersigned, constituting a majority of the Trustees of the Trust, do hereby amend the following Article of the Declaration to be effective on February 12, 2021.

Pursuant to Section 9.3 of the Declaration, the undersigned Trustees of the Trust, being a majority of the Trustees of the Trust, hereby replace Article VIII of the Declaration to read in its entirety as follows:

“Article VIII (Determination of Net Asset Value, Net Income and Distributions; Reduction in Shares"

The Trustees, in their absolute discretion, may prescribe and shall set forth in the By-laws or in a duly adopted vote of the Trustees such bases and times for determining the per Share net asset value of the Shares or net income, or the declaration and payment of dividends and distributions, as they may deem necessary or desirable. With respect to any series that holds itself out as a money market or stable value fund, the Trustees shall have the power to reduce the number of outstanding Shares of the series by reducing the number of Shares in the account of each Shareholder on a pro rata basis, so as to maintain the net asset value per Share of such series at a constant dollar amount.

IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this amendment, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of February 12, 2021 and further certify, as provided by the provisions of Section 9.3(c) of the Declaration, that this amendment was duly adopted by the undersigned in accordance with Section 9.3(a) of the Declaration.

Steven E. Buller	Robert J. Manning
Steven E. Buller c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199	Robert J. Manning c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199

John A. Caroselli	Clarence Otis, Jr.
John A. Caroselli c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199	Clarence Otis, Jr. MFS Investment Management 111 Huntington Avenue Boston, MA 02199

Maureen R. Goldfarb	Michael W. Roberge
Maureen R. Goldfarb c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199	Michael W. Roberge c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199

Peter D. Jones	Maryanne L. Roepke
Peter D. Jones c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199	Maryanne L. Roepke MFS Investment Management 111 Huntington Avenue Boston, MA 02199

John P. Kavanaugh	Laurie J. Thomsen
John P. Kavanaugh c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199	Laurie J. Thomsen c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199

John W. Kilman, Jr.
John W. Kilman, Jr. c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199